LEASE ACQUISITION AGREEMENT

This LEASE ACQUISITION AGREEMENT (the “Agreement”) is made as of February ___, 2013, by and among Santa Fe Petroleum, Inc., a Delaware corporation (the “Purchaser”), and Long Branch Petroleum LP., a Texas limited liability company (the “Seller”). Purchaser and Seller are sometimes referred to herein individually as the “Party” or collectively as the “Parties.”

RECITALS

A.                WHEREAS, through its wholly owned subsidiaries Langtre LLC and Woodlake LLC, the Seller controls the mineral interest leases of certain properties in the Comanche and Brown counties of the State of Texas (the “Current Leases”), which are more specifically referred to in Schedule A attached hereto (the “Properties”);

B.                 WHEREAS, the Seller has agreed to sell to the Purchaser a 100% of its interest in the Current Leases in exchange for entering into Unsecured Convertible Promissory Notes in the total amount of Four Hundred and Forty Four Thousand One Hundred and Forty Eight Dollars ($444,148), which are more specifically referred to in Schedule B attached hereto (the “Notes”);

C.                WHEREAS, as a result of negotiations by and between the Purchaser and the Seller, the Parties have proposed a resolution that they deem to be fair and equitable, and by this Agreement, the Parties wish to effectuate the sale and transfer of the Current Leases.

AGREEMENT

NOW THEREFORE in consideration of the mutual promises and covenants of the parties contained herein, it is hereby agreed as follows:

1.	For the purposes of this Agreement, the following terms shall have the meaning set forth as follows:

    “Area of Interest” means all leases within 5 miles of the Properties;

    “Current Leases” means the leases comprising a total of approximately 1628.528 acres.

    "Property Rights" means all licenses, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties, either before or after the date of this Agreement, and necessary for the development of the Properties or for the purpose of placing the Properties into production or of continuing production on the Properties.

2.	The Seller represents and warrants to the Purchaser that:

    the Seller has the full right and authority to enter into, execute and deliver this Agreement;

    the Seller exercises full control of the Properties and the Properties are free and clear of, and from, all liens, charges and encumbrances of any kind whatsoever;

    the Seller holds all permits, licences, consents and authorities issued by any government or governmental authority which are necessary in connection with the ownership of the Properties and the Property Rights;

    the Properties has been properly staked, located and recorded pursuant to the applicable laws and regulations and all mining leases comprising the Properties and the Property Rights are in good standing;

    there are no outstanding agreements or options to acquire the Properties or any portion thereof, and no person has any proprietary or possessor interest in the Properties;

    to the best of the Seller's knowledge, there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Properties and the conduct of the operations related thereto, and the Seller has not received any notice of the same and is not aware of any basis on which any such orders or direction could be made;

    there is no adverse claim or challenge against or to the ownership of or title to any part of the Properties and, to the best of the Seller’s knowledge there is no basis for such adverse claim or challenge which may affect the Properties;

    the consummation of the transactions contemplated by this Agreement does not and will not conflict with, constitute a default under, result in a breach of, entitle any person to a right of termination under, or result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever upon or against the Properties;

    reclamation and rehabilitation of those parts of the Properties which have been previously worked have been properly completed in compliance with all applicable laws; and

    the Seller has advised the Purchaser of all of the material information relating to the Properties of which he has knowledge.

3.	The representations and warranties contained in Section 2 of this Agreement are provided for the exclusive benefit of the Purchaser, and a breach of any one or more representations or warranties may be waived by the Purchaser in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in Section 2 of this Agreement will survive the execution and delivery of this Agreement.

4.	The Purchaser represents and warrants to the Seller that:

    the Purchaser is a valid and subsisting corporation duly incorporated and in good standing under the laws of the State of Delaware;

    the Purchaser has the full right, power, capacity and authority to enter into, execute and deliver this Agreement and to be bound by its terms;

    the consummation of this Agreement will not conflict with nor result in any breach of its constating documents or any covenants or agreements contained in or constitute a default under any agreement or other instrument whatever to which the Purchaser is a party or by which the Purchaser is bound or to which the Purchaser may be subject; and

    no proceedings are pending for, and the Purchaser is unaware of any basis for, the institution of any proceedings leading to the placing of the Purchaser in bankruptcy or subject to any other laws governing the affairs of insolvent parties.

5.	The representations and warranties contained in Section 4 of this Agreement are provided for the exclusive benefit of the Seller, and a breach of any one or more representations or warranties may be waived by the Seller in whole or in part at any time without prejudice to his rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in Section 4 of this Agreement will survive the execution and delivery of this Agreement.

6.	The Seller and the Purchaser will execute and deliver such additional documentation as legal counsel for the Seller and the Purchaser determine is necessary in order to duly register and record in the appropriate registration and recording offices notice that the Seller’s interest in and to the Properties is subject to and bound by the terms of this Agreement.

7.	If the Purchaser identifies any material defect in the Seller’s title to the Properties, the Purchaser shall give the Seller notice of such defect. If the defect has not been cured within 60 days of receipt of such notice, the Purchaser shall be entitled to take such curative action as is reasonably necessary, and shall be entitled to deduct the costs and expenses incurred in taking such action any payments then otherwise due or accruing due to the Seller. If there are no such payments, the Purchaser shall be entitled to a refund in the amount of said costs and expenses.

8.	If any third party asserts any right or claim to the Properties or to any amounts payable to the Seller, the Purchaser may deposit any amounts otherwise due to the Seller in escrow with a suitable agent until the validity of such right or claim has been finally resolved. If the Purchaser deposits said amounts in escrow, the Purchaser shall be deemed not in default under this Agreement for failure to pay such amounts to the Seller.

9.	The Purchaser is obligated to pay the taxes and maintain the legal status of the leases comprising the Properties in accordance with applicable law.

10.	Purchaser covenants and agrees with the Seller that the Purchaser will, at its own cost:

    maintain the Properties in good standing by doing and filing all assessment work or making payments in lieu thereof and by performing all other acts which may be necessary in order to keep the Properties in good standing and free and clear of all liens and other charges arising from or out of the Purchaser's activities on the Properties;

    do all work on the Properties in accordance with sound drilling, exploration and engineering practices and in compliance with all applicable laws, bylaws, regulations, orders, and lawful requirements of any governmental or regulatory authority and comply with all laws governing the possession of the Properties, including, without limitation, those governing safety, pollution and environmental matters; and

    maintain true and correct books, accounts and records of operations thereunder, such records to be open at all reasonable times upon reasonable notice for inspection by the Seller or his duly authorized representatives and agents.

11.	If either party is prevented or delayed in complying with any of the provisions of this Agreement (the "Affected Party") by reason of strikes, lockouts, land claims and blockages, NGO activities, forest or highway closures, earthquakes, subsidence, general collapse or landslides, interference or the inability to secure on reasonable terms any private or public permits or authorizations, labor, power or fuel shortages, fires, wars, acts of God, civil disturbances, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the reasonable control of the Affected Party whether or not foreseeable (provided that lack of sufficient funds to carry out exploration on the Properties will be deemed not to be beyond the reasonable control of the Affected Party), then the time limited for the performance by the Affected Party of its obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay. Nothing in this section or this Agreement will relieve either party from its obligation to maintain the leases comprising the Properties in good standing and to comply with all applicable laws and regulations including, without limitation, those governing safety, pollution and environmental matters. The Affected Party will promptly give notice to the other party of each event of force majeure under this section within seven days of such event commencing and upon cessation of such event will furnish the other party with written notice to that effect together with particulars of the number of days by which the time for performing the obligations of the Affected Party under this Agreement has been extended by virtue of such event of force majeure and all preceding events of force majeure.

12.	If a party is in default of any requirement of this Agreement or is in breach of any provision contained in this Agreement, the party affected by the default (the "Non-Defaulting Party") may terminate this Agreement by giving written notice of termination to the other party but only if:

    it will have given to the other party written notice of the particular failure, default, or breach on the part of the other party; and

    the other party has not, within 30 days following delivery of such written notice of default, cured such default or commenced to cure such default, it being agreed by each party that should it so commence to cure any default it will prosecute such cure to completion without undue delay.

13.	Each of the Purchaser and the Seller covenants and agrees to indemnify and save harmless the other against all liabilities, claims, demands, actions, causes of action, damages, losses, costs, expenses or legal fees suffered or incurred by reason of or arising out of or relating to any matters in connection with this Agreement.

14.	Each of the parties hereto agrees to do and/or execute all such further and other acts, deeds, things, devices, documents and assurances as may be required in order to carry out the true intent and meaning of this Agreement.

15.	This Agreement shall inure to the benefit of and be binding upon the parties hereto and each of their successors and permitted assigns, as the case may be.

16.	This Agreement shall be construed by and governed by the laws of the State of Delaware.

17.	This Agreement may be executed in counterparts and any party hereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will be deemed to be one and the same instrument.

18.	Each of the parties hereto will be entitled to rely upon delivery by facsimile or electronic transfer of executed copies of this Agreement, and such facsimile copies will be effective to create a valid and binding agreement among the parties hereto in accordance with the terms and conditions of this Agreement.

19.	Unless otherwise provided, all dollar amounts referred to in this Agreement are in lawful money of the United States of America.

20.	Each party has the right to assign all or any part of its interest in the Properties and this Agreement. It shall be a condition to any such assignment that the assignee of the interest being transferred agrees in writing to be bound by the terms of this Agreement, as if it had been an original party hereto.

IN WITNESS WHEREOF the parties hereto have executed this Lease Acquisition Agreement this ___ day of ____________, 2013.

LONG BRANCH PETROLEUM LP

______________________________

Authorized Signatory

SANTA FE PETROLEUM INC.

______________________________

Authorized Signatory

Schedule “A”

PROPERTIES

The following is a list of those certain tracts of property located the Comanche and Brown counties of the State of Texas whose mineral interest leases are sold and conveyed pursuant to the Lease Acquisition Agreement:

Landowner	Date Lease was Signed	Leased Acres	Location of Lease
Raymond Stepp	2/21/2012	1010.976
Tom & Scheryl Scarborough	3/7/2012	11.82
John A Darwin (25%)	2/22/2012	20
Danny & Virginia Glover (25%)	2/22/2012	20
Travis McCluskey (50%)	2/28/2012	40
Susan Gayle Peterson (75%)	2/28/2012	78.113
Mark& Jane Knox (25%)	2/28/2012	26.038
Randall Lovelace	2/28/2012	129
Travis McCluskey	2/28/2012	38.185
Edmund Wade (50%)	3/26/2012	43.599
Robert Rogers (50%)	6/12/2012	43.599
Joseph Wade	2/21/2012	87.198
Jessie & Mary Wood	5/10/2012	80.00
Totals		1628.528

Schedule “B”

UNSECURED CONVERTIBLE PROMISSORY NOTES

The following is a list of those certain Unsecured Convertible Promissory Notes to be entered into as consideration for the sale of the mineral interest leases to Santa Fe Petroleum, Inc.:

Promissory Note Holder	Amount of Note	Duration of Note
Roger K. Hubele Trust	$75,000	14 Months
Suzanne Tomm	$37,500	14 Months
Jason Hubele	$37,500	14 Months
Ryan Raber	$25,000	15 Months
Dennis Gormley	$25,000	15 Months
Long Branch Petroleum LP	$244,148	15 Months
Totals	$444,148